EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Blackstone Private Credit Fund

(Name of Issuer)

Blackstone Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$1,118,937,553(1)	0.0001102%	$123,306.92(2)

Fees Previously Paid

Total Transaction Valuation	$1,118,937,553

Total Fees Due for Filing			$123,306.92

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$123,306.92

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of September 30, 2022, of $24.62. This amount is based upon the offer to purchase up to 45,456,080 common shares of beneficial interest, par value $0.01 per share, of Blackstone Private Credit Fund.

(2)

Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.